                                                                   EXHIBIT 10.38




                         EXCLUSIVE SUB-LICENSE AGREEMENT


                            Dated: September 21, 2001


                                 by and between


                                  UR LABS, INC.


                                       and


                         PROGENICS PHARMACEUTICALS, INC.













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                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
PREAMBLE              ........................................................1

ARTICLE I -           DEFINITIONS.............................................1

ARTICLE II -          GRANT...................................................5

ARTICLE III -         CERTAIN COVENANTS.......................................6

ARTICLE IV -          COMMERCIAL DILIGENCE....................................6

ARTICLE V -           PAYMENTS................................................8

ARTICLE VI -          REPORTS AND RECORDS....................................12

ARTICLE VII -         PATENT PROSECUTION, INFRINGEMENT AND
                      MISAPPROPRIATION.......................................12

ARTICLE VIII -        REPRESENTATIONS AND WARRANTIES.........................14

ARTICLE IX -          CONFIDENTIALITY........................................17

ARTICLE X -           INDEMNIFICATION........................................18

ARTICLE XI -          PUBLICITY; NON-USE OF NAMES............................19

ARTICLE XII -         ASSIGNMENT.............................................19

ARTICLE XIII -        TERM AND TERMINATION...................................19

ARTICLE XIV -         EXPORT MATTERS.........................................22

ARTICLE XV -          NOTICES AND OTHER COMMUNICATIONS.......................22

ARTICLE XVI -         MISCELLANEOUS PROVISIONS...............................22

EXHIBIT A -           PATENTS................................................24

EXHIBIT B -           FORM OF ACKNOWLEDGEMENT AND UNDERTAKING
                      OF THE UNIVERSITY OF CHICAGO...........................27

                         EXCLUSIVE SUB-LICENSE AGREEMENT

                  This Exclusive Sub-License Agreement (this "Agreement"), dated as of September 21, 2001 (the "Effective Date"), by and between UR Labs, Inc., a Nevada corporation with principal offices located at 2015 Emily Court, Carson City, Nevada 89703 ("Licensor"), and Progenics Pharmaceuticals, Inc., a Delaware corporation with principal offices located at 777 Old Saw Mill River Road, Tarrytown, New York 10591 ("Licensee").

                                   WITNESSETH

                  WHEREAS, Licensor is the owner or exclusive licensee of the Compound, Patents and of the related Know How, each as defined below; and

                  WHEREAS, Licensee seeks to commercially develop products based on the Compound, Patents and Know How; and

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:


                                   ARTICLE I
                                   DEFINITIONS

                  For the purpose of this Agreement, the following words and phrases shall have the following meanings:

                  1.1 "Affiliate" shall mean any person, corporation, company, partnership, joint venture, firm, individual or other entity controlling, controlled by or under common control with a party hereto. For purposes of this definition, the term "control" shall mean ownership, directly or indirectly, of 50% or more of the equity capital or voting interest. Any corporation, company, partnership, joint venture, firm, individual or other entity which does not come within this definition shall be a third party for purposes of this Agreement.

                  1.2 "Compound" shall mean [*] having the chemical structure [*], in each instance claimed in a Patent.

                  1.3 "Confidential Information" shall mean, with respect to a party, all information (and all tangible and intangible embodiments thereof), which is owned or controlled by such party, is disclosed by such party to the other party pursuant to this Agreement or the binding Term Sheet, dated June 26, 2001, and (if disclosed in writing or other tangible medium) is marked or identified as confidential at the time of disclosure to the receiving party or (if otherwise disclosed) is identified as confidential at the time of disclosure to the receiving party or described as such in writing within thirty (30) days after such disclosure. Notwithstanding the foregoing, Confidential Information of a party shall not include information which, and only to the extent, the receiving party can establish by written documentation (a) was known by the receiving party prior to disclosure of such information by the disclosing party to the receiving party; (b) was or becomes generally available in the public domain, without the fault of the receiving party; (c) has been received by the receiving party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information free of confidentiality obligations; (d) becomes otherwise known by the receiving party free of confidentiality obligations prior to disclosure of such information by the disclosing party to the receiving party; or (e) has been independently developed by employees or others on behalf of the receiving party without access to or use of such information disclosed by the disclosing party to the receiving party (each of the foregoing exceptions being referred to herein as a "Confidentiality Exception").

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                  1.4 "FDA" shall mean the Food and Drug Administration of the
United States, or the successor thereto.

                  1.5 "Field of Use" shall mean [*].

                  1.6 "First Commercial Sale" shall mean when a Licensed Product is first billed or invoiced to a third party who is not an Affiliate or Sublicensee of Licensee, unless such Affiliate or Sublicensee is the end user, after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority of the country in which the sale takes place.

                  1.7 "IND" shall mean an Investigational New Drug application filed with the FDA, or any corresponding filing or submission with any foreign regulatory authority required to commence human clinical testing of any product.

                  1.8 "Know How" shall mean all technology and information, including without limitation methods, processes, techniques, compounds, drawings, indications, data, results of tests or studies (including clinical studies previously performed with respect to the Compound, whether performed by or under the auspices of Licensor or University), expertise and trade secrets, whether patentable or not, relating to the Compound or necessary or useful for the commercialization of Licensed Products, existing on the date hereof or at any time during the term of this Agreement, which is owned or controlled by Licensor or in which Licensor has a licensed right at any time during the term of this Agreement.

                  1.9 "Licensed Product" shall mean any article, composition, substance, material, method, process, product, use or service containing or consisting of the Compound or using the Patents or Know How.

                  1.10 "Major European Counties" shall mean, collectively, [*].

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                  1.11 NDA" shall mean a New Drug Application, Product License
Application, or similar application for marketing approval of a product for use in the Field of Use submitted to the FDA, or its foreign equivalent.

                  1.12 "Net Sales" shall mean the amount billed or invoiced for sales of Licensed Products produced hereunder less the sum of the following [*].

                  Net Sales shall not include [*].

                  1.13 "Patents" shall mean those patents and patent applications listed on Appendix A; and any patents and patent applications related thereto which claim [*], as well as all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof, which, at any time during the term of this Agreement, are owned, controlled or exclusively licensed by Licensor, or to which Licensor has any right of use or right of exploitation or which are subject to assignment or license, in whole or in part, to Licensor.

                  1.14 "Phase II Clinical Trial" shall mean a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Product for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent.

                  1.15 "Phase III Clinical Trial" shall mean a human clinical trial in any country the results of which could be used to establish safety and efficacy of a Product as a basis for a NDA or that would otherwise satisfy requirements of 21 CFR 312.21(c), or its foreign equivalent.

                  1.16 "Rights" shall mean, collectively, any and all rights of the Licensor in or to the Compound, the Patents and the Know How, whether owned, controlled or held as an exclusive licensee as of the date of this Agreement or hereafter acquired.

                  1.17 "Royalty Period" shall mean the period starting with the date of the First Commercial Sale of a Licensed Product by Licensee or any Affiliate or sublicensee hereunder of the Licensee and ending [*].

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                  1.18 "Royalty Year" shall mean each twelve month period
commencing January 1 and ending December 31 during the term of this Agreement. For the first year of the Royalty Period under this Agreement, the Royalty Year shall be the period of time between the date of the First Commercial Sale and December 31.

                  1.19 "Term Sheet" shall mean that certain binding Term Sheet executed by Licensor and Licensee on June 26, 2001

                  1.20 "University" shall mean the University of Chicago and its affiliate, ARCH Development Corporation.

                  1.21 "University Agreement" shall mean that certain Option and License Agreement entered into between the University and Licensor on May 8, 1985, as amended.

                  1.22 "Valid Patent" shall mean either (a) an allowed and issued Patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a pending patent application included in the Patents which application was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.


                                   ARTICLE II
                                      GRANT

                  2.1 Licensor hereby grants to Licensee and its Affiliates in the Field of Use an exclusive, worldwide right and sub-license in and to the Rights, including the right to sublicense, use, lease, develop, manufacture and sell the Compound, the Patents and the Know How including, without limitation, the right to make, have made, use, lease, develop, import, offer for sale, sell and have sold Licensed Products and to make, have made, offer for sale or sell Know How in connection therewith.

                  2.2 (a) The license rights granted under this Agreement shall specifically include the right for Licensee to grant sublicenses, subject to the further provisions of this Agreement.

                      (b) Within [*] days after the execution of a sublicense agreement, Licensee shall notify Licensor of such sublicense agreement and provide Licensor with the name and address of the sublicensee and a copy of the executed sublicense. Upon taking such action, such sublicensee shall be deemed to be a sublicensee of record for purposes of this Agreement.

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                      (c) All sublicensees of Licensee shall agree in writing to abide by the terms of this Agreement.

                      (d) No sublicense agreement shall relieve Licensee of its obligations under this Agreement, including the obligation of Licensee to pay Licensor royalties on the Net Sales of Licensed Products and to be responsible for the performance of its sublicensees.

                      (e) In connection with the grant of any sublicense by Licensee, Licensor shall provide to Licensee and such sublicensee (or prospective sublicensee), at the request of Licensee, Licensor's written confirmation of Licensee's ongoing rights under this Agreement, including the right to grant sublicenses.

                  2.3 The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise, other than those expressly granted hereby. Licensor agrees that it will negotiate with Licensee in good faith for a period of not less than 60 days, such period being subject to extension by mutual agreement between the parties which agreement may not be unreasonably withheld or delayed, a license to any patent or other Licensor intellectual property rights, not included within the Rights, which are conceived after the date of this Agreement in which Licensor obtains a licensable right and which would be necessary for, or would assist Licensee or its Affiliates or sublicensees in, exercising the rights granted to them under this Agreement or otherwise in commercializing Licensed Products.

                                   ARTICLE III
                                CERTAIN COVENANTS

                  3.1 Subject to Section 4.1 below, Licensee shall [*], in accordance with Licensee's [*], to bring Licensed Products to market through a program for exploitation of the Rights.

                  3.2 Licensee shall be responsible for taking all reasonable steps to secure all necessary governmental approvals to sell, exploit or market Licensed Products in accordance with Licensee's reasonable commercial judgment.

                  3.3 Without the prior written consent of Licensee, Licensor shall not voluntarily (i) amend or modify, or consent to any action that may be taken under, the University Agreement, the effect of which would adversely affect Licensee's rights hereunder or (ii) terminate or engage in any act or omission that constitutes or would constitute, with or without the giving of notice or the passage of time, an event which would permit the University to terminate the University Agreement. Licensor shall immediately notify Licensee and promptly confirm such notification in writing, of any such termination event or of the receipt by Licensor of any notice of breach or termination of the University Agreement. When and if necessary, Licensor, at Licensee's expense, shall take all reasonable actions necessary, or permit such actions to be taken in its name by Licensee, to enforce Licensor's rights under the University Agreement in a manner consistent with the terms of this Agreement, provided, however, that all expenses incurred by Licensee with respect to such actions shall be deducted from future royalties paid to Licensor.

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                                   ARTICLE IV
                              COMMERCIAL DILIGENCE

                  4.1 Licensee (alone or with its Affiliates and/or sublicensees) will [*].

                  4.2 Without limiting the generality of the obligations set forth in Section 4.1 above, Licensee, its sublicensees or their respective Affiliates, shall:

                      (a) within [*] days of each anniversary date of this Agreement deliver to Licensor an updated Development Plan which shall detail Licensee's efforts in advancing the development, registration and approval for marketing of Licensed Products, such Development Plan shall include pertinent information relating to activities of Licensee in the areas of [*], provided, however, that any mid-year updates to the Development Plan shall also be provided to Licensor as and when they are available,

                      (b) [*],

                      (c) [*], and

                      (d) [*].

                  4.3 In the event that, despite the use of reasonable diligent efforts on the part of Licensee, [*], Licensee and Licensor agree to discuss and agree in good faith on or before the fulfillment date for the involved Development Milestone any appropriate revisions to such Development Milestone, which agreement on the part of Licensor shall not be unreasonably withheld or delayed provided Licensee can demonstrate its use of reasonable diligent efforts in its development program. Licensee shall notify Licensor as soon as it becomes aware of an issue that will prevent Licensee from meeting a Development Milestone, but in no event later than [*] prior to the fulfillment date of the Development Milestone, unless such issue or event giving rise to the delay arises within the [*] period.

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                  4.4 Licensee shall be conclusively deemed to have fulfilled its commercialization diligence requirements under this Article IV, including without limitation its obligation to continue providing updated Development Plans under Section 4.2(a), [*]. The immediately preceding sentence notwithstanding, Licensee will continue to use reasonable commercial efforts and will maintain, or cause to be maintained, and so report to Licensor as set forth in Section 4.2(d) [*].


                                    ARTICLE V
                                    PAYMENTS

                  5.1 For the rights, privileges and license granted hereunder, in addition to the initial fee paid upon the execution of the Term Sheet, Licensee shall make the following license fee and milestone payments to Licensor in the manner hereinafter provided:

                      (a) Within 30 days of the Effective Date, Licensee shall pay a nonrefundable and non-creditable license fee of $[*].

                      (b) Licensee shall pay the following nonrefundable and non-creditable amounts for the purposes stated below on or before the dates specified, unless, as to any such payment, this Agreement shall have been terminated prior to the applicable payment date:

                      (i)     [*];

                      (ii)    [*]; and

                      (iii)   [*].

                      (c) Upon the achievement of each of the following milestones Licensee shall give written notice to Licensor and shall pay to Licensor the corresponding nonrefundable and non-creditable milestone payments described below:

                      (i)     [*];

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                      (ii)    $[*];

                      (iii)   $[*];

                      (iv)    $[*]; and

                      (v)     $[*].

                  Each of the foregoing milestone payments shall be payable only once and shall be due within 30 days after the achievement of the related milestone.

                  5.2 Within 30 days following the First Commercial Sale of each Licensed Product in each country, Licensee shall give written notice to Licensor thereof. Then, for the rights, privileges and license granted hereunder, Licensee shall pay running royalties to Licensor in each of the following instances for the applicable Royalty Period, in the manner hereinafter provided:

                      (a) In countries where the sale of a Licensed Product would [*] of the Licensed Product in each such country by Licensee, any Affiliate of Licensee or any sublicensee of Licensee; or

                      (b) In countries where a Valid Patent is [*] of a Licensed Product in each such country by Licensee, any Affiliate of Licensee or any sublicensee of Licensee.

                  5.3 Commencing upon [*], such payment being calculated and any balance due being payable [*]. The [*] obligation will lapse upon expiration of the term of this Agreement.

                  5.4 On or before the [*] anniversary of the Effective Date, provided Licensee has not [*], Licensee, at its sole option, may elect to [*]. In the event Licensee is desirous of obtaining [*]. Absent such an agreement between Licensee and Licensor, [*], except as set forth in this Section 5.4 or as otherwise specifically set forth in this Agreement.

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                  5.5 (a) In the event Licensee [*]

                  (i) if such [*] is entered into prior to the initiation of [*], then Licensee shall pay to Licensor [*]% of all Sub-license Fees (as defined hereinafter) received by Licensee from such sublicensee pursuant to such sub-license of the Rights; or

                  (ii) if such [*] is entered into after [*], then Licensee shall pay to Licensor [*]% of all Sub-license Fees (as defined hereinafter) received by Licensee from such sublicensee pursuant to such sub-license of the Rights.

                  As used herein, "Sub-license Fees" shall mean [*].

         (b) For all sublicenses which are not [*], regardless of when they are entered into, excluding, however, [*], Licensee shall pay to Licensor [*].

                  5.6 Sales of Licensed Product by Licensee, any Affiliate of Licensee or any sublicensee of Licensee solely for research or clinical testing or for indigent or similar public support or compassionate use programs which sales are made at or below the cost of goods of such Licensed Product or at or below the cost of purchasing such Licensed Product from a third party manufacturer if such Licensed Product is so purchased by Licensee (plus, in each case, the costs of shipping and administration of such clinical, indigent or compassionate use program) shall be excluded from the computation of Net Sales, provided such indigent and compassionate use sales are within normal and customary levels for the pharmaceutical industry and do not exceed [*] of Net Sales.

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                  5.7 Sales between and among Licensee and its Affiliates and sublicensees of Licensed Products which are subsequently resold or to be resold by such Affiliates or sublicenses shall not be subject to royalty, but in such cases royalties shall accrue upon the occurrence of and be calculated based on any subsequent sale of such Licensed Products to a non-Affiliate or non-sublicensee. In the event such subsequent sale to a non-Affiliate or non-sublicensee does not occur within [*] of Licensee's invoice date to such Affiliate or sublicensee, then the sale from Licensee to the Affiliate or sublicensee shall be subject to royalty. In any event, no provision of this Agreement shall be construed as requiring the payment of more than a single royalty for each Net Sale of a Licensed Product.

                  5.8 In the event that Licensee, any Affiliate of Licensee or any sublicensee of Licensee is required to pay royalties to third parties as a result of sales of Licensed Products and the total accumulated royalties being paid by Licensee exceeds [*] provided that in no event in those countries where the royalty paid by Licensee is calculated under Section 5.2(a) hereof shall [*].

                  5.9 After expiration of the applicable Royalty Period in each country, Licensee's rights hereunder shall be fully paid and royalty-free.

                  5.10 Licensee may withhold from royalties due to Licensor amounts for payment of any withholding tax that Licensee has paid to any taxing authority with respect to royalties paid or to be paid to Licensor under this Agreement on the manufacture or sale of Licensed Products. Licensee agrees to cooperate in all reasonable respects with Licensor in obtaining a foreign tax credit in the United States with respect to taxes withheld on royalties due to Licensor on the manufacture or sale of Licensed Products.

                  5.11 Royalty payments shall be paid in United States dollars and sent to an address which Licensor may reasonably designate consistent with the laws and regulations controlling in any foreign country, but not in any other currency. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

                  5.12 Except as expressly stated in the first sentence of
Section 13.6, no unaccrued royalties or payments shall be due and payable to Licensor hereunder with respect to Net Sales of Licensed Products after termination of this Agreement.

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                                   ARTICLE VI
                               REPORTS AND RECORDS

                  6.1 Within [*] of the close of each calendar quarter of a Royalty Year, Licensee shall deliver to Licensor a written report, giving such particulars of the business conducted by Licensee and reported to Licensee by its sublicenses during the preceding calendar quarter as shall be pertinent to a royalty accounting hereunder. With each such report submitted, Licensee shall pay to Licensor the royalties due and payable under this Agreement for such calendar quarter. If no royalties shall be due, Licensee shall so report. The written report for the final calendar quarter of each Royalty Year shall also provide summary of the royalties paid during the subject Royalty Year and calculate whether there is any balance due on the Minimum Royalty set forth in
Section 5.3 hereof.

                  6.2 Licensee shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Licensor hereunder. Such records and books of account shall be maintained for a period of no less than three years following the period to which they pertain. For the term of this Agreement, upon receipt of 30 days' prior written notice, Licensee shall permit an independent accounting firm of national standing chosen by Licensor and reasonably satisfactory to Licensee to inspect such books and records only for the purpose of verifying the correctness of any report relating to a payment required under this Agreement. Any such inspection shall be subject to such accounting firm making such customary confidentiality undertakings to the Licensee as Licensee shall reasonably request. Such accounting firm shall report to Licensee only whether Licensee has complied with its obligations hereunder. Should such inspection lead to the discovery of a greater than 10% discrepancy in reporting of royalties Licensor's detriment, Licensee agrees to pay the full cost of such inspection and interest on any amounts found to be owed to Licensor.


                                   ARTICLE VII
              PATENT PROSECUTION, INFRINGEMENT AND MISAPPROPRIATION

                  7.1 On and after the Effective Date, Licensee, using patent counsel of its choosing and reasonably acceptable to Licensor, shall assume the responsibility for the prosecution and maintenance of the Patents, shall diligently prosecute and maintain the Patents and pay for all costs of such prosecution and maintenance. Licensee shall promptly provide or cause to be provided to Licensor copies of all relevant documentation received from and transmitted to each patent office so that Licensor may be informed and appraised of the continuing prosecution and be provided a reasonable opportunity to comment upon any documents prior to submission to any patent office. Licensee shall not abandon any of the Patents with out first consulting Licensor. In the event Licensee elects to abandon a Patent, all rights in and to such abandoned Patent shall revert to Licensor and Licensor may elect to assume the prosecution and maintenance of such Patent.

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                  7.2 Within 60 days of regulatory approval of each Licensed
Product or Combination Product, or other time as allowed by statute, Licensee will cause to be filed an application for extension of patent term under 35 USC ss.156(c) of a Patent owned or controlled by Licensor and sublicensed to Licensee under this Agreement, if such extension is possible under the statute. Should an option exist to extend the term of more than one such Patent of Licensor for a given Product, the parties will mutually select the Patent whose term shall be extended. Should the parties be unable to agree upon a Patent for term extension, Licensor's selection shall prevail. The term of as many Patents of Licensor as possible shall be so extended under 35 USC ss.156(c). Licensor shall cooperate in all respects with Licensee's efforts to obtain such extensions.

                  7.3 Licensee, as the exclusive commercial user of the Rights, shall assume primary responsibility for enforcing the Rights within the Field of Use. Licensor as owner of the Rights shall be entitled to participate in the enforcement of the Rights. In enforcing the Rights, Licensee, if it deems it appropriate in its reasonable commercial judgment, shall contact any third party who may have misappropriated and/or may be infringing the Rights and take all reasonable steps to persuade such third party to desist from using or infringing the Rights, including initiating and prosecuting a legal proceeding if necessary, or defending a challenge to the validity of the Rights. Licensee also shall notify Licensor of any alleged misappropriation or infringement and shall keep Licensor reasonably informed of all stages of Rights enforcement. Licensee may use the name of Licensor as party plaintiff. All costs of any action to enforce the Rights taken by Licensee shall be borne by Licensee, and Licensee shall keep any recovery of damages derived therefrom, subject, after the reimbursement of costs and expenses incurred by Licensee, to royalties due under Sections 5.2 (a) and 5.2(b) to the extent that damages are awarded for lost sales or lost profits from the sale of Licensed Products. No settlement, consent judgment or other voluntary final disposition of the suit that materially and adversely affects Licensor's rights hereunder or as the owner of the Rights may be entered into without the consent of Licensor, which consent shall not unreasonably be withheld.

                  7.4 If Licensee has not taken legal action to recover the embodiment of any of the Rights or to obtain the cessation of any such misappropriation or infringement within 90 days of written notification from Licensor of such circumstances, or if Licensee elects not to continue prosecuting any legal action against such third party, Licensor shall have the right, but shall not be obligated, to prosecute at its own expense any such legal proceeding. In any such legal proceeding by Licensor, all expenses of first Licensor and then Licensee shall be reimbursed by any recovery, and the excess of such recovery then shall be awarded to Licensor. No settlement, consent judgment or other voluntary final disposition of a suit that materially and adversely affects Licensee's rights hereunder may be entered into without the consent of Licensee, which consent shall not unreasonably be withheld.

                  7.5 By mutual agreement, Licensee and Licensor may agree to institute suit jointly, the suit being brought in both their names. Such agreement shall cover such matters as the sharing of recovery, reimbursement of costs and expenses, exercise of control, and other relevant matter.

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                  7.6 Licensee, during the period of this Agreement, shall have the sole right in accordance with the terms and conditions of Section 2.2 to sublicense any third party alleged to have misappropriated or to be infringing the Rights in the Field of Use for future use of the Rights.

                  7.7 Each party shall promptly notify the other in writing in the event that a third party shall bring a claim of misappropriation or infringement against Licensor or Licensee.

                  7.8 In any misappropriation or infringement suit that either party may institute to enforce the Rights against third parties pursuant to this Agreement, or in any misappropriation or infringement action brought against either party by a third party, each party hereto shall, at the request and expense of the other party, cooperate in all respects (including by joining such action in the case of an action commenced to enforce the Rights) and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.


                                  ARTCILE VIII
                         REPRESENTATIONS AND WARRANTIES

                  8.1 Licensor hereby represents and warrants as follows:

                           (a) Licensor is the owner or exclusive licensee,
through the University Agreement, of, has sole and exclusive possession of and has good and valid title to, all of the Rights, free and clear of any liens, security interests, licenses (other than the University Agreement), charges, encumbrances, equities, claims or restrictions. The Rights include all rights, property, assets, information and knowledge owned by or in the possession of Licensor useful or necessary to enable Licensee to manufacture, use, and sell Licensed Products.

                           (b) The license granted to Licensor by the University
under the University Agreement, insofar as it relates to any of the Rights, is and continues in full force and effect. No event has occurred or omission made, and no circumstances exist, which, with or without the giving of notice and/or the passage of time, would permit University to terminate the University Agreement as it relates to any of the Rights.

                           (c) Licensor has not filed or submitted, and will not
file or submit, and has no interest in or rights to, and to Licensor's knowledge after reasonable inquiry neither University or any other person has filed or submitted, or has any interest in or to, any patent, patent application or similar document, filing or right relating to the Compound, the Patents or the Know How, other than patent applications, filings and similar documents related to the Patents. Licensor, and to Licensor's knowledge after reasonable inquiry University, has complied in all material respects with their respective duty of disclosure with respect to the Patents.

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                           (d) To the best of Licensor's knowledge: (i) the use
or practice of the Patents or the Know How does not infringe or conflict with any proprietary right of any other person, and neither the use of any of the Rights nor the manufacture, use, or sale of the Compound will infringe or conflict with any proprietary or other right of any other person; and (ii) there is no existing or potential infringement of any of the Rights. There is no claim pending or, to Licensor's knowledge, threatened against Licensor alleging that any of the Rights, or the use of any of the Rights, or the manufacture, use or sale of the Compound infringes or conflicts with, or will infringe or conflict with, any proprietary or other right of any person, and to Licensor's knowledge there is no such claim pending or threatened against any other person.

                           (e) All documentation relating to the Know How
previously furnished or furnished after the date hereof to Licensee is or will be, to the best of Licensor's knowledge, current, accurate, complete and sufficient in detail and content to explain all aspects of the Know How and to allow its full use without reliance on the memory of others.

                           (f) Licensor has not transferred, disclosed or made
available to any person, other than Licensee, the Compound, Patents or Know How, except pursuant to enforceable material transfer agreements or confidentiality agreements, which in each case prohibited such person from further transferring, disclosing or making available such materials and from using such materials other than for evaluation purposes. To Licensor's knowledge all samples of Compound, and all written or electronic embodiments of the Patents and Know How, previously furnished by Licensor to any such persons, and any copies thereof, have been returned to Licensor or destroyed. With respect to that portion of the technology or information, including the materials and information described on Exhibit A hereto, purported to be proprietary to Licensor or otherwise intended to be Know How licensed to Licensee hereunder that is not part of the public knowledge or literature, Licensor has taken all measures and precautions necessary to protect the secrecy, confidentiality and value of such technology, information and Know How.

                           (g) Licensor has all rights and powers necessary to
execute and deliver this Agreement, to grant the licenses provided herein and to perform its obligations hereunder. This Agreement, and each obligation of Licensor hereunder, constitutes a valid and binding obligation of Licensor. This Agreement is enforceable against Licensor in accordance with its terms.

                           (h) Neither the execution and delivery of this
Agreement nor the performance of this Agreement will result (with or without notice and/or lapse of time) in (i) a violation of any law, rule, regulation, judgment, order, or decree to which Licensor is subject; (ii) a breach or violation of any agreement or understanding (whether oral, written, express or implied) to which Licensor is a party or by which Licensor is bound, including the University Agreement; or (iii) the termination of, or the imposition of any lien, security interest, license, charge, encumbrance, equity, claim, restriction, tax or assessment on or with respect to, any of the Rights.

                           (i) Licensor has not (i) made a general assignment
for the benefit of creditors; (ii) filed any voluntary bankruptcy petition;
(iii) suffered the filing of any involuntary bankruptcy petition by any of his creditors; (iv) suffered the appointment of a receiver to take possession of all or any substantial portion of its assets; (v) suffered the attachment or other judicial seizure of all or any substantial portion of its assets; or (vi) admitted in writing its inability to pay any of his debts.

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                           (j) Licensor is not a party to any agreement,
understanding or arrangement that does or could impair, restrict or render conditional the free enjoyment by Licensee of, the rights and privileges granted to Licensee hereunder or does or could impair, restrict or render conditional Licensee's ability to make, use or sell, or otherwise commercialize, Licensed Products.

                           (k) Attached hereto as Exhibit B is an
Acknowledgement and Undertaking of University. To the knowledge of the Licensor, all statements made in such certificate are true and correct.

                           (l) Neither this Agreement nor any of the documents
delivered to Licensee in connection herewith contains an untrue statement of a material fact or omits to state any material fact necessary to make any of the representations or any of the other statements or information contained herein or therein not misleading. Without limiting the generality of the foregoing, there are not facts known to Licensor that may have an adverse effect on any of the Rights or Licensees' ability to use or sublicense any of the Rights, or Licensee's ability to manufacture, use or sell Licensed Products.

                  8.1.1 Licensee hereby represents and warrants as follows:

                           (a) Neither the execution and delivery of this
Agreement nor the performance of this Agreement will result (with or without notice and/or lapse of time) in (i) a violation of any law, rule, regulation, judgment, order or decree to which Licensee is subject; (ii) a breach or violation of any agreement or understanding (whether oral, written, express or implied) to which Licensee is a party or by which Licensee is bound; or (iii) the imposition of any lien, security interest, license, charge, encumbrance, equity, claim, restriction, tax or assessment on or with respect to, any of the Rights.

                           (b) Licensee has not (i) made a general assignment
for the benefit of creditors; (ii) filed any voluntary bankruptcy petition;
(iii) suffered the filing of any involuntary bankruptcy petition by any of its creditors; (iv) suffered the appointment of a receiver to take possession of all or any substantial portion of its assets; (v) suffered the attachment or other judicial seizure of all or any substantial portion of its assets; or (vi) admitted in writing its inability to pay any of its debts.

                           (c) Licensee has all rights and powers necessary to
execute and deliver this Agreement and to perform its obligations hereunder. This Agreement, and each obligation of Licensee hereunder, constitutes a valid and binding obligation of Licensee. This Agreement is enforceable against Licensee in accordance with its terms.

                           (d) Neither this Agreement nor any of the documents
delivered to Licensor in connection herewith contains an untrue statement of a material fact or omits to state any material fact necessary to make any of the representations or any of the other statements or information contained herein or therein not misleading.

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                                   ARTICLE IX
                                 CONFIDENTIALITY

                  9.1 During the term of this Agreement, the parties may disclose to each other proprietary and confidential technology, inventions, technical information, material, reagents, biological materials and similar items which are owned or controlled by the party providing such information or which that party is obligated to maintain in confidence and which is designated by the party providing such information as confidential ("Confidential Information"). Subject to the provisions hereof, each party agrees to retain such Confidential Information in confidence and not to disclose any such Confidential Information to a third party without the prior written consent of the party providing such information and to use such Confidential Information only for the purposes contemplated by this Agreement.

                  9.2 The obligations of confidentiality set forth in Section
9.1 will not apply to Confidential Information which:

                           (i) was known to the receiving party or generally
known by the public prior to its disclosure hereunder;

                           (ii) subsequently becomes known to the public by some
means other than a breach of this Agreement;

                           (iii) is subsequently disclosed to the receiving
party by a third party having a lawful right to make such disclosure;

                           (iv) is demonstrated by written records to have been
developed by the receiving party independent of disclosures by the disclosing party;

                           (v) is required by law, rule, regulation or legal
process to be disclosed, provided that the receiving party making such disclosure shall take all reasonable steps to restrict, and maintain to the extent possible confidentiality of, such disclosure, and shall provide reasonable notice to the other party whose Confidential Information is involved in order that such other party may take reasonable steps to oppose the requirement of disclosure; or

                           (vi) is approved for release by the disclosing party.

                  9.3 Notwithstanding anything herein to the contrary, Licensee shall have the right to transfer or disclose Licensor's Confidential Information included within the Know How to its Affiliates or sublicensees pursuant to
Section 2.2, or to third parties for any valid purpose in connection with research, development, manufacturing and/or marketing activities contemplated hereby, including without limitation potential sublicensees or other collaborative partners and in connection with obtaining or seeking to obtain financing; provided that such Affiliates, Sublicensees or third parties agree to obligations of confidentiality similar to those contained in this Article IX.

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                  9.4 Licensee shall be free to publish scientific data relating to the research and development program contemplated hereby; provided that such publications or presentations shall not contain Confidential Information of the Licensor.


                                    ARTICLE X
                                 INDEMNIFICATION

                  10.1 Licensee shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold Licensor, its directors, officers, employees and Affiliates harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of (i) any breach of Licensee's representations or warranties contained herein or (ii) the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Licensed Products by Licensee or its Affiliates or sublicensees.

                  10.2 Licensor shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold Licensee, its directors, officers, employees and Affiliates harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of any breach of Licensor's covenants, representations or warranties contained herein.

                  10.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR AND LICENSEE MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.


                                   ARTICLE XI
                           PUBLICITY; NON-USE OF NAMES

                  11.1 In the absence of prior written approval of the other party hereto, neither party hereto shall originate any publicity, news release or other public announcement, written or oral, whether to the public press, to stockholders or otherwise, as to the contents or execution of this Agreement. The above prohibition shall not apply to Licensee to the extent that Licensee, in the reasonable opinion of such its counsel, is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction, including without limitation, a disclosure in connection with Licensee filing of a registration statement or other filing with the United States Securities and Exchange Commission. Except as required by law, neither party shall use the name of the other party, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from the other party.


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                                   ARTICLE XII
                                   ASSIGNMENT

                  12.1 This Agreement may be assigned by Licensee with notice to Licensor no less than thirty (30) days prior to the effective date for such assignment. Licensor shall not assign this Agreement without the prior written consent of the Licensee, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either party hereto may assign this Agreement without the other party's consent in connection with a merger into, a consolidation with, or a transfer of all or substantially all of its assets to which this Agreement pertains as an entirety to any corporation, partnership or other person or entity, so long as the successor surviving person or entity in any such merger, consolidation, partnership or other person or entity transfer or reorganization assumes in writing the obligations of this Agreement. Such merger, consolidation, transfer or reorganization shall not in any way be a breach of this Article XII, nor be any default under this Agreement.


                                  ARTICLE XIII
                              TERM AND TERMINATION

                  13.1 The term of this Agreement shall commence on the Effective Date and thereafter remain in effect until the expiration of the applicable Royalty Period, unless terminated in accordance with the terms of this Agreement. After expiration of the applicable Royalty Period in each country, Licensee's rights hereunder shall be fully paid and royalty-free.

                  13.2 Should Licensee fail to pay Licensor license fees, milestones fees or royalties due and payable hereunder for more than 90 days after the due date hereunder, Licensor shall have the right to terminate this Agreement on 60 days' written notice to Licensee, unless Licensee or any Affiliate or sublicensee shall pay Licensor within the 60 day period all such license fees, royalties and patent expenses due and payable plus interest from the date such payment was first due. Upon the expiration of the 60 day period, if Licensee or its Affiliates or sublicensees shall not have paid all such amount, the rights, privileges and licenses granted hereunder shall terminate, unless Licensee's failure to pay arises from a bona fide dispute concerning fees, royalties or expenses due, in which case either of the parties may elect to pursue the alternative dispute resolution provided by Section 13.7 below.

                  13.3 Upon any material breach of this Agreement by Licensee, other than those occurrences set out in Section 13.2, which shall always take precedence over any material breach or default referred to in this Section 13.3, Licensor shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder on 90 days' written notice to Licensee. Such termination shall become effective unless Licensee or an Affiliate or sublicensee thereof shall have cured any such breach prior to the expiration of the 90 day period or unless Licensee disputes the breach in which case either of the parties may elect to pursue the alternative disputes resolution provided by
Section 13.7 below.

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                  13.4 Upon any material breach of this Agreement by Licensor,
Licensee shall have the right by 60 days' written notice to Licensor to render the rights of Licensee hereunder royalty-free. Such notice shall become effective unless Licensor or an Affiliate thereof shall have cured any such breach prior to the expiration of the 60 day period or unless Licensor disputes the breach in which case either of the parties may elect to pursue the alternative disputes resolution provided by Section 13.7 below.

                  13.5 Licensee shall be entitled to terminate this Agreement for cause or convenience, in its sole discretion, upon 60 days' written notice to Licensor.

                  13.6 Upon termination of this Agreement by Licensor due to Licensee's breach pursuant to Section 13.2, or 13.3 hereof or a termination by Licensee pursuant to Section 13.5 hereof, Licensee and its Affiliates and sublicensees shall have the right for one year thereafter to dispose of all Licensed Products then in their respective inventories, and shall pay royalties thereon, in accordance with the provisions of Article V and shall submit the related reports as required by Article VI, as though this Agreement had not terminated. Upon termination of this Agreement by Licensee due to Licensor's breach pursuant to Section 13.4, Licensee and its Affiliates and sublicensees shall have a perpetual, fully paid license to the Rights. Nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

                  13.7 (a) Any controversy or bona fide disputed claim arising between the parties to this Agreement, which dispute cannot be resolved by mutual agreement, shall by the election of either party be resolved by submitting to non-binding dispute resolution before a fact-finding mediation body composed of one or more experts in the field, selected by mutual agreement of the parties within 30 days of written request by either party. Said dispute resolution shall be held at such place as shall be mutually agreed upon in writing by the parties.

                           (b) If the parties are unable to resolve any dispute
through mediation, the parties shall resort to arbitration. The arbitration shall be held in accordance with the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "Association") as the Arbitration Rules then exist, in the selected forum, with the following deviations from the Arbitration Rules. Commercially reasonable pre-hearing discovery shall be permitted. The arbitrators shall consist of one Licensor nominee, one Licensee nominee, and a third person jointly selected by those two nominees. The party requesting arbitration shall designate its nominee in the request, which shall be addressed to the Association with a simultaneous copy to the other party. If the other party shall fail within 30 days of the request for arbitration to nominate the second arbitrator or if the two arbitrators are unable to agree upon the third arbitrator within 30 days after selection of the second arbitrator, then in either case the arbitration panel will be completed according to the Arbitration Rules. Both legal and equitable remedies shall be available to the arbitrators. The award of a majority of the arbitration panel shall be final and binding on the parties hereto and shall be enforceable in any court having jurisdiction. Licensor and Licensee each irrevocably consent and submit to the jurisdiction of the state and federal courts of the selected forum.

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                           (c) Each party shall pay 50% of the mediation or
arbitration filing fees, mediators' fees and the like, but shall bear its own attorneys' fees and other costs in such mediation or arbitration.

                  13.8 Sublicenses shall survive the termination of this Agreement. Upon termination of this Agreement for any reason, Licensor shall recognize and be bound by the terms and conditions of any sublicenses granted by Licensee under the Rights in accordance with Article II of this Agreement; provided that that Licensor shall have the right to receive any payments or other consideration payable to Licensee thereunder, and shall have the right to terminate the sublicense under the same termination provisions applicable to Licensee in this Agreement; provided, further, that Licensor shall not assume, and shall not be responsible to any sublicensee for any representations, warranties or obligations of Licensee to any sublicensee other than the licenses under Rights as authorized herein.

                  13.9 Upon the termination of this Agreement by Licensor pursuant to Sections 13.2 or 13.3 or any termination for convenience by Licensee pursuant to 13.5, Licensee shall provide to Licensor, and Licensor shall have the option to assume Licensee's rights and responsibilities with respect thereto, copies of all information and materials developed by Licensee during the term of this Agreement relating to Licensee's efforts to complete the development and commercialize the Licensed Products (including, without limitation, all data resulting from research and clinical trials, improvements and additions to the Know-How, data contained in regulatory filings, communications with regulatory agencies and manufacturing and formulation methods, techniques and data for all dosage forms) (the "Licensee Material"), provided there does not exist a regulatory or legal prohibition from doing so. In such an event, Licensor's assumption of Licensee's rights and responsibilities with respect to the Licensee Material and Licensor's use of the Licensee Material shall be subject to the rights of any sublicensee of record that continues to validly exist. Licensor shall indemnify and hold Licensee harmless from any and all liabilities or claims that may arise from Licensor's use of the Licensee Material at any time after the termination of this Agreement as set forth immediately above. Licensee shall have the right to retain one copy of all such tangible information so delivered to Licensor for archival purposes.

                  13.10 The provisions of Sections 7.6 and 7.7, Articles IX and
Article X, Sections 13.6, 13.7, 13.8, 13.9 and 13.10 and Articles XIV, XV and XVI shall survive termination of this Agreement for any reason.


                                   ARTICLE XIV
                                 EXPORT MATTERS

                  14.1 This Agreement is subject to any restrictions concerning the export of products or technical information from the United States which may be imposed by the United States. Accordingly, each party agrees that it will not export, directly or indirectly, any technical information acquired under this Agreement or any products utilizing any such technical information to any country for which the United States Government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States Government when required by an applicable statute or regulation.

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                                   ARTICLE XV
                        NOTICES AND OTHER COMMUNICATIONS

                  15.1 All notices and other communications provided for hereunder shall be in writing and shall be mailed or delivered to the business address of the respective parties set forth below, or to such other address or addresses as either party shall designate in writing to the others. All such notices and communications shall be considered given and/or delivered: (i) when given if delivered in person or sent by facsimile and acknowledged by a responsible person at the office of the recipient; (ii) one day after being sent by a major overnight courier; or (iii) four days after being mailed by registered mail, return receipt requested, at the business address of the respective parties as specified below.

In the case of Licensor:                         In the case of Licensee:

UR Labs, Inc.                                    Progenics Pharmaceuticals, Inc.
c/o Eric Drell, Secretary                        777 Old Saw Mill River Road
2015 Emily Court                                 Tarrytown, NY 10591
Carson City, Nevada 89703                        Attention: President
Attention:  Eliot Drell, M.D., President

                                   ARTICLE XVI
                            MISCELLANEOUS PROVISIONS

                  16.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Delaware without regard to the choice of laws principles thereof.

                  16.2 All rights and licenses granted under or pursuant to this Agreement by Licensor are, and shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(52) of the U.S. Bankruptcy Code. The parties agree that Licensee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Licensor under the U.S. Bankruptcy Code, Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property upon written request therefor by Licensee. Such intellectual property and all embodiments thereof shall be promptly delivered to Licensee (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by Licensee, unless Licensor elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Licensor, upon written request therefor by Licensee. Licensor shall not interfere with the rights of Licensee as provided in this Agreement, or any agreement supplementary hereto, to such intellectual property (including all such embodiments thereof), including any right of Licensee to obtain such intellectual property (or such embodiment) from any other entity.

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                  16.3 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

                  16.4 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

                  16.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

                  16.6 This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be an original and all such counterparts shall together constitute but one and the same agreement.

                  16.7 The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and duly executed this Agreement the day and year last set forth below.

UR LABS INC.                            PROGENICS PHARMACEUTICALS, INC.


By: _____________________________       By: ___________________________
    Eliot Drell                             Ronald J. Prentki
    President                               President

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                                    EXHIBIT A
                                       to
                         EXCLUSIVE SUB-LICENSE AGREEMENT

                   Materials and Information to be Transferred
            to Licensee by Licensor Pursuant to Section 2.1(b) hereof

Patents:   [*]




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                                    EXHIBIT B

                                       to

                         EXCLUSIVE SUB-LICENSE AGREEMENT

                     Form of Acknowledgement and Undertaking
              of the University of Chicago ("The Letter Agreement")

                                                       Date: September 20, 2001


Ronald J. Prentki
President
Progenics Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591

                  Re: Exclusive Sublicense Agreement, dated as of September 21, 2001, between UR Labs, Inc. ("URL") and Progenics Pharmaceuticals, Inc. ("Progenics") (the "Exclusive Sub-License")

Dear Sirs:

In order to facilitate the creation and existence of the above referenced relationship between URL and Progenics, the University of Chicago, on behalf of itself and its affiliate ARCH Development Corporation (the "University") acknowledges, undertakes and agrees as set forth below.

Unless otherwise specifically defined within the text hereof, all capitalized terms used herein, shall have the same meaning ascribed thereto as set forth on
Schedule 1 hereto.

         1. In making this acknowledgement, undertaking and agreement, University reaffirms, and where appropriate each provision shall be read to be subject to, its reservation to itself, subject to the rights granted pursuant to the University Agreement (as defined in paragraph 3 below), of the worldwide right to (i) practice the inventions claimed in the Patents, and make, have made, use, import, offer to sell and sell, transfer and disclose Compound solely for educational and non-commercial research purposes which it may choose in its own discretion and without payment to any party therefor.

         2. University owns, either individually or jointly with URL, free and clear all rights in the Field of Use to the Compound, Patents and University Know How, subject only to the exclusive license granted to URL and described in paragraph 3 below. If any license to the Patents, Compound or University Know How previously existed within the Field of Use, other than the University Agreement, University shall promptly disclose to Progenics the terms of such previously granted license in or to the Compound, Patents or University Know How. Other than the University Agreement, any previously granted license in the Field of Use has been terminated.


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         3.       University acknowledges and agrees that pursuant the
                  University Agreement, University has granted an exclusive license to URL in the Field of Use of all rights to the Compound and Patents, including, without limitation, any and all improvements, inventions and new uses thereof as described in the University Agreement. University additionally acknowledges that as of this date, it does not own any patent or other intellectual property rights that would be infringed by the commercialization of the Compound and Patents licensed by University to URL that is not included in the rights granted URL under the University Agreement. University further acknowledges and agrees that the exclusive license to URL pursuant to the University Agreement includes within such exclusive license any patent application filed by it or URL with respect to other or new uses of the Compound within the Field of Use and all corresponding foreign patents issued to date. With respect to inventions arising within the Field after this date during the term of any sublicense to Progenics, if the University has not licensed such invention(s) to URL, the University shall give Progenics a right of first refusal to negotiate a license to such invention provided it is not obligated to license such invention(s) to any third party. If a license is not executed three months after the date University first discloses such invention to Progenics, then such right of first refusal expires and University shall be free to license said invention(s) to any third party(s). With respect to any invention conceived or first reduced to practice in the performance of a federal grant, contract, or cooperative agreement: such invention shall be subject to the requirements of 35 U.S.C. Section 200 et seq., as amended, and the implementing regulations and policies pertaining thereto.

         4. The University Agreement is in full force and effect. University will notify Progenics of any breach of the University Agreement by URL or other termination event or termination of which University has knowledge. If the University Agreement terminates or expires during the term of the Exclusive Sub-License, University will promptly notify Progenics of such termination or expiration and license Progenics directly on the terms identical to those set forth in the University Agreement and Letter Agreement.

         5. The Exclusive Sub-License is permitted under the University Agreement; no consent of University is required except as has been given. There is no agreement, arrangement or undertaking between University and URL or, to the best of University's knowledge, any other third party, that restricts, impairs or renders conditional the rights granted in the University Agreement, and University will not enter into any such arrangement, except as permitted pursuant to paragraph 1 hereof.

         6. Subject to paragraph 1 hereof, University shall not transfer or disclose the Compound or Patents to third parties. University will not make any subsequent transfer or disclosure thereof without Progenics' prior written consent, except as permitted pursuant to paragraph 1 hereof.


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         7.       (a) [*]

                  (b) University is dedicated to the free scholarly exchange and public dissemination of the results and data derived from its scholarly activities. Subject to the obligations set forth herein, nothing in this acknowledgement, undertaking and agreement or in the University Agreement or Exclusive Sub-License shall restrict the right of University and its faculty to publish, disseminate or otherwise disclose its research, results of research and data relating to the Compound. At University's discretion, it may submit drafts of scientific articles, papers, abstracts or the like arising from research projects not sponsored by Progenics, proposed for publication or distribution ("Proposed Publications") to Progenics for its review. In the event a Proposed Publication or a portion thereof contains information of concern to Progenics, University and Progenics agree to discuss in good faith a mutually acceptable appropriate disposition of the matter that addresses the concerns and interests of both parties. However, nothing in this Agreement shall require University to neither delay publication of any Proposed Publications nor alter any Proposed Publications or presentations of any kind.

         8. With respect to any future clinical and/or research studies to be conducted by University, University shall consider proposals made by Progenics. If the parties agree to pursue clinical and/or basic research studies conducted at the University and sponsored by Progenics, the appropriate agreements shall be negotiated to cover these activities. Clinical trials shall be addressed through a separate clinical trial agreement. Sponsored research shall be addressed through a separate sponsored research agreement.

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         9.       University is willing to permit Progenics to engage its
                  faculty members as consultants in order to assist Progenics in its completion of the development, registration and commercialization effort on the Compound, provided, however, that such duties shall not conflict with such faculty member's responsibilities or obligations as a member of the faculty of the University.

The University of Chicago has caused this Letter Agreement to be executed by its authorized representatives as of the day and year first written above.

                                   Very truly yours,
                                   THE UNIVERSITY OF CHICAGO



                                   By: /S/ ALAN THOMAS
                                       -----------------------------------
                                   Name: Alan Thomas
                                   Title:   Director,
                                            Technology Commercialization



Acknowledged, Agreed and Accepted

PROGENICS PHARMACEUTICALS, INC.


By: /S/ RONALD J. PRENTKI
    ---------------------------------
    Ronald J. Prentki
    President


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                                   Schedule 1

            Definition of Capitalized Terms as Used in this Exhibit B


"Compound" shall mean N-methylnaltrexone having the chemical structure [*].

"Field of Use" shall mean [*].

"University Know How" shall mean all technology and information, including without limitation methods, processes, techniques, compounds, drawings, indications, data, results of tests or studies (including clinical studies previously performed with respect to the Compound, expertise and trade secrets, whether patentable or not, relating to the Compound or necessary or useful for the commercialization of Licensed Products, existing on the date hereof or at any time during the term of this Agreement, which is owned or controlled by University.

"Licensed Product" shall mean any article, composition, substance, material, method, process, product, use or service containing, consisting of the Compound or using the Patents.

"Patents" shall mean those patents and patent applications listed on Appendix A; and any patents and patent applications which claim [*], as well as all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof, which, as of the date of the term of this Agreement, are exclusively licensed by Licensor.

 "University" shall mean the University of Chicago and its affiliate, ARCH Development Corporation. .

"University Agreement" shall mean that certain Option and License Agreement entered into between the University and Licensor on May 8, 1985, as amended.


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